    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996



                                                      REGISTRATION NO. 333-07891

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         EXIDE ELECTRONICS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

                       DELAWARE                                             22-2231834
   (State or other jurisdiction of incorporation or            (I.R.S. Employer Identification No.)
                    organization)

                              8609 SIX FORKS ROAD
                         RALEIGH, NORTH CAROLINA 27615
                                 (919) 872-3020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                           NICHOLAS J. COSTANZA, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         EXIDE ELECTRONICS GROUP, INC.
               8609 SIX FORKS ROAD, RALEIGH, NORTH CAROLINA 27615
                                 (919) 872-3020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

               BRAD S. MARKOFF, ESQ.                                     KIRK A. DAVENPORT
        SMITH HELMS MULLISS & MOORE, L.L.P.                               LATHAM & WATKINS
 2800 TWO HANNOVER SQUARE, RALEIGH, NORTH CAROLINA        885 THIRD AVENUE, SUITE 1000, NEW YORK, NEW YORK
                        27601                                                  10022
                   (919) 755-8700                                          (212) 906-1200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                                                   ---------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS
                       EXIDE ELECTRONICS GROUP, INC. [EXIDE ELECTRONICS LOGO] 125,000 WARRANTS TO PURCHASE AN AGGREGATE OF 643,750 SHARES OF COMMON STOCK
   AND 643,750 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS

                             ---------------------

     This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of warrants (the "Warrants") each to purchase 5.15 shares of common stock, $.01 par value per share (the "Common Stock"), of Exide Electronics Group, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), at an exercise price of $13.475 per share (subject as to both the number of shares and the exercise price to anti-dilution provisions), and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). This Prospectus may also be used by the Company in connection with the issuance from time to time of the Warrant Shares. The Warrants may be exercised at any time prior to 5:00 p.m., New York City time, on March 15, 2006, the date on which they expire.

     The Warrants and the Warrant Shares may be offered by the Selling Securityholders in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the Warrants or the Warrant Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Warrants or the Warrant Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Warrants, Warrant Shares or interests therein as pledgees and may, from time to time, effect distributions of the Warrants, Warrant Shares or interests in such capacity. See "The Selling Securityholders" and "Plan of Distribution." The Selling Securityholders, the brokers and dealers through whom sales of the Warrants or Warrant Shares are made and any agent or dealer who distributes Warrants or Warrant Shares acquired as pledgee may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the Warrants or Warrant Shares may be considered to be underwriting compensation.

     The Company will receive proceeds from the exercise of the Warrants. Except for the sale of the Warrant Shares upon exercise of the Warrants, the Company is not selling any of the Warrants or Warrant Shares and will not receive any of the proceeds from the sale of the Warrants or Warrant Shares being sold by the Selling Securityholders. The cost of registering the Warrants and the Warrant Shares is being borne by the Company.


     On October 30, 1996, the closing price for the Common Stock as quoted on the National Association of Securities Dealers, Inc. Automated Quotation System National Market ("Nasdaq National Market"), under the symbol "XUPS," was
$13 7/64 per share. The Company has not and does not intend to apply for the listing of the Warrants on any securities exchange or for quotation through the Nasdaq National Market.


            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS
        DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                             ---------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                THE DATE OF THIS PROSPECTUS IS           , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information ("SEC Reports") with the Commission. Such SEC Reports may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the public reference branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the Nasdaq National Market under the symbol "XUPS." SEC Reports and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17th Street, N.W., Washington, D.C. 20006-1506.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

     The Company's Annual Report on Form 10-K for the year ended September 30, 1995.

     The Company's Current Report on Form 8-K filed with the Commission on October 20, 1995.

     The Company's Current Report on Form 8-K filed with the Commission on December 22, 1995.

     The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

     The Company's Current Report on Form 8-K filed with the Commission on February 21, 1996.

     The Company's Current Report on Form 8-K/A filed with the Commission on March 22, 1996.

     The Company's Current Report on Form 8-K filed with the Commission on March 27, 1996.

     The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     The Company's Current Report on Form 8-K/A filed with the Commission on July 9, 1996.

     The Company's Current Report on Form 8-K/A filed with the Commission on July 9, 1996.


     The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.



     The Company's Current Report on Form 8-K filed with the Commission on October 31, 1996.


     The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act. (File No. 0-18106).

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST DIRECTED TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 8609 SIX FORKS ROAD, RALEIGH, NORTH CAROLINA 27615 (TELEPHONE NUMBER: (919) 872-3020).

                                  RISK FACTORS

     In evaluating an investment in the Warrants or Warrant Shares, prospective investors should consider carefully the following factors in addition to the other information presented in this Prospectus. This Prospectus contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

LEVERAGE


     The Company incurred substantial indebtedness in connection with its acquisition (the "Deltec Acquisition") of Deltec Power Systems, Inc. and its subsidiaries (collectively, "Deltec"), which closed on March 13, 1996. In connection with the Deltec Acquisition, the Company (i) sold $125.0 million of units (the "Offering") comprised of senior subordinated notes (the "Notes") and the Warrants, the proceeds of which were used to finance part of the Deltec Acquisition, and (ii) closed on a $175.0 million credit facility (the "New Credit Facility"), part of the proceeds of which were used to finance part of the Deltec Acquisition. As a result, the Company is highly leveraged. As of September 30, 1996, the Company had total indebtedness of approximately $245.7 million, redeemable preferred stock of $18.3 million and common shareholders' equity of approximately $96.7 million and a ratio of earnings to fixed charges of 1.4 to 1. The New Credit Facility requires minimum earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined, for the six months ended September 30, 1996 of $31.0 million. The Company's actual EBITDA for the six months ended September 30, 1996 was $31.2 million. Interest expense for the three months ended September 30, 1996 was $7.1 million. The Company may incur additional indebtedness in the future, subject to limitations imposed by the indenture pursuant to which the Notes were issued (the "Indenture") and the New Credit Facility.


     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the Company believes that cash flow from operations, together with available borrowings under the New Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal of and interest on its indebtedness, including the Notes. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures.


     The degree to which the Company is leveraged could have important consequences to holders of the Company's securities, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) the Indenture and the New Credit Facility contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on the Company. The Company and the lenders under the New Credit Facility modified certain financial covenants as of June 30, 1996, which enabled the Company to be in compliance with the New Credit Facility as of that date.


INTEGRATION OF ACQUISITIONS


     The Deltec Acquisition, the acquisition (the "IPM Acquisition") of International Power Machines Corporation ("IPM"), which was completed in February 1995, and the acquisition of Lectro Products, Inc. ("Lectro"), which was completed in August 1995, have significantly increased the size of the Company and the scope of its markets. The Company has grown from approximately 1,400 employees prior to the 1995 IPM

Acquisition to approximately 2,400 employees following the Deltec Acquisition. The integration of these additional employees, as well as the integration of each entity's existing product offerings, manufacturing facilities and distribution networks will require substantial attention from the newly integrated management team. Any inability of the Company to successfully integrate these companies in a timely and efficient manner could have an adverse effect on the Company's business.

COMPETITION


     The Company is one of only three global companies providing a full range of UPS products and services. The UPS industry, however, is highly competitive on both a worldwide basis and a regional geographic basis. The Company competes, and will continue to compete, with several U.S. and foreign firms with respect to small and large UPS products, both on a worldwide basis and in various geographic regions, and within individual UPS product and application niches. Among such competitors, certain of which are larger and have greater financial and other resources than the Company, are a division of Emerson Electric Co., a company that is larger than the Company; American Power Conversion Corporation, a leading manufacturer and seller of small UPS products on a worldwide basis; and MGE UPS Systems, a former subsidiary of Groupe Schneider, S.A. The future success of the Company will depend primarily upon its continued ability to design, manufacture and market products incorporating new technological developments that address the changing needs of its customers on a cost-effective and timely basis. There can be no assurance that the Company will be able to produce successful products or that new products will achieve market acceptance.


GOVERNMENT CONTRACT MATTERS


     Sales to the federal government accounted for approximately 33%, 27% and 13% of the Company's total revenues for fiscal 1994, 1995 and 1996, respectively. A significant portion of the Company's sales to the federal government in recent years have been under a five-year contract (the "First ALC Contract") awarded to the Company by the Air Force Logistics Command (the "ALC") in May 1988 following a competitive procurement. A significant portion of the orders received by the Company under the First ALC Contract has been for the Federal Aviation Administration Air Route Traffic Control Center Modernization Program (the "FAA Program").



     In September 1996, the Company was awarded a three-year requirements contract (the "Second ALC Contract") by the ALC. The authorized limit available to the ALC under the Second ALC Contract is $375.0 million for the first three years and $125.0 million for each of two option years for a total of $625.0 million, subject to requirements and available funding. In October 1996, the Company was notified that a competitor of the Company had filed a protest with the General Accounting Office (the "GAO") regarding the award of the Second ALC Contract to the Company. The Second ALC Contract was awarded to the Company under a new bid process following the protest of an earlier award of a similar contract to the Company in June 1995 by the same competitor who is protesting the award of the Second ALC Contract. Decisions regarding bid protests generally are made by the GAO within approximately three months of filing. As required by the rules governing protest of government contracts, work under the Second ALC Contract has been suspended. Such suspension will remain in effect during the pendency of the protest process, unless the suspension is lifted under applicable government rules.



     The Company's contracts with the federal government have no significant minimum purchase commitments, and the government may cease purchases under these contracts at any time for any reason. These contracts are subject to termination for the convenience of the government pursuant to the terms of the contracts. The Company's compliance with government contract regulations is audited or reviewed from time to time by government auditors. Under federal government regulations, certain costs are not allowable as costs for which the government will reimburse the Company. Government auditors may recommend that certain charges be treated as unallowable and reimbursement be made to the government. The Company provides for estimated unallowable charges and voluntary refunds in its financial statements and believes that its provisions are adequate as of September 30, 1996.

FOREIGN OPERATIONS; RISK OF CURRENCY FLUCTUATIONS

     The Company manufactures and markets its products worldwide through several foreign subsidiaries and independent agents. The Company's worldwide operations are subject to the risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges, and the modification or introduction of other governmental policies with potentially adverse effects.


     Approximately 37% of the Company's sales for the year ended September 30, 1996 were derived from products and services sold outside the U.S. The U.S. dollar value of these revenues sometimes varies with currency exchange rate fluctuations, and the Company may be exposed to exchange losses based upon such fluctuations, which losses could have a material adverse effect on the Company's financial results and its ability to meet interest and principal obligations on its U.S. dollar denominated debt.


ABSENCE OF PUBLIC MARKET FOR THE WARRANTS; POSSIBLE VOLATILITY OF COMMON STOCK

     The Warrants were issued by the Company on March 13, 1996 in connection with the Offering, which was a private placement made pursuant to Rule 144A under the Securities Act. Although Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") advised the Company, in connection with the Offering, that they intend to make a market in the Warrants, they are not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, there can be no assurance that a market for the Warrants will develop or, if such a market develops, as to the liquidity of such market. The Company has not and does not intend to apply for listing of the Warrants on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     The market price of the Common Stock in the past has been and may in the future be volatile. A variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors, could result in wide fluctuations in the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


     In connection with the Deltec Acquisition, the Company issued 825,000 shares of Common Stock and 1,000,000 shares of the Company's Series G convertible preferred stock (the "Series G Preferred Stock") to Fiskars Oy Ab ("Fiskars"), one of the companies from which the Company acquired Deltec. Fiskars therefore beneficially owns 1,825,000 shares of Common Stock, assuming conversion of the Series G Preferred Stock. Sales of any Fiskars' Common Stock may not be made in a public distribution unless registered under the Securities Act or sold pursuant to an exemption therefrom. A stockholder agreement between the Company and Fiskars grants to Fiskars rights to register its Common Stock for resale in the event the Company files a registration statement under the Securities Act with respect to certain offerings of the Company's Common Stock. Fiskars also has the right to demand, subject to certain limitations, that the Company file a registration statement with respect to the Common Stock owned by Fiskars. Sales of substantial amounts of Fiskars' Common Stock in the public market, or the possibility that such sales may be made, could adversely affect the prevailing market price of the Common Stock.

                                  THE COMPANY

     Exide Electronics Group, Inc. ("Exide Electronics" or the "Company") is one of the world's leading manufacturers and marketers of uninterruptible power supply ("UPS") products and power management software, as well as one of the industry's largest UPS service providers. UPS products protect microprocessors and other sensitive electronic equipment against electrical power interruptions by providing temporary backup power. More sophisticated UPS systems also provide additional protection against power distortions by continuously cleaning and conditioning electrical power. The Company believes that it is one of only three companies providing a full range of UPS products and services on a worldwide basis. The Company's UPS products include small systems for use with personal computers, workstations, client/server platforms and local and wide area networks, and large systems for use with mainframe computers and data centers. In addition, the Company's UPS products protect other types of sensitive electronic equipment, including telecommunication systems, medical and laboratory equipment, automated bank teller machines, industrial process controls, and air traffic control and other transportation systems. Based on a recent independent survey that divided domestic UPS product sales into two segments, one for systems designed for power ratings above 5 kilovolt amperes ("kVA") and one for systems at or below 5 kVA , the Company (after giving effect to the Deltec Acquisition) has a leading position in each of the two defined segments, ranking first for products above 5 kVA and second for products at or below 5 kVA. (Source: Venture Development Corporation, 1995 (the "VDC Report")).

     Based on internal research, the Company believes that total worldwide sales of UPS products and services have grown approximately 20% since 1993 to approximately $4.2 billion in 1995. The growth in the UPS industry is being driven by the rapid proliferation of computers and related electronic systems in a wide range of industries, including manufacturing, financial services, utilities, telecommunications and transportation. This growth is being compounded by the on-going transition from single-site mainframe systems to multi-site network-based systems. To insure continued reliable operations, computers and other electronic systems require the protection offered by UPS products. The operations of such systems can be affected by a variety of distortions in electrical power, including under-voltages (sags), over-voltages (surges), transients (spikes), temporary power reductions (brownouts) and complete power interruptions (blackouts). Any of these power distortions can cause sensitive electronic equipment to malfunction or "crash," increasing the likelihood of costly system downtime, information loss, and damage to equipment and software. The need for UPS protection is particularly acute in certain international markets where the quality of electrical power is poor.

     On March 13, 1996, the Company completed the Deltec Acquisition. Deltec is one of the world's largest manufacturers and marketers of off-line and line-interactive small UPS systems. Off-line UPS systems provide temporary back-up power without the power conditioning features of an on-line system, while line-interactive UPS systems are hybrid systems that provide limited power conditioning features. The majority of UPS products sold by the Company historically have been more sophisticated on-line systems, which continuously condition the power supply in addition to providing a back-up power source. Off-line and line-interactive products, such as those manufactured by Deltec, are generally less expensive than on-line systems and are suitable for applications where system downtime may be less costly, such as personal or small business uses. With the addition of Deltec's product line and small systems manufacturing and distribution capabilities, the Company believes that it has become one of only a few companies that is a leading manufacturer and worldwide marketer of UPS systems in each of the major product segments of the UPS industry.


     The Company currently manufactures substantially all of its products at its manufacturing facilities in Raleigh and Wilmington, North Carolina. Deltec manufactures substantially all of its products at manufacturing facilities in San Diego, California, Tijuana, Mexico and Espoo, Finland near Helsinki. The Company's large systems are sold through a direct sales force, while both the Company's and Deltec's small systems are generally sold through value-added resellers, original equipment manufacturers and distributors. The Company currently maintains separate distribution channels for products produced by IPM to take advantage of IPM's historic market acceptance. The Company also intends to maintain separate distribution channels for Deltec products to leverage Deltec's strong name recognition. As the Company integrates IPM and Deltec into the Exide brand name family, the Company will consolidate its distribution groups to cover all products.

     The Company's business began in 1962 as part of Electric Storage Battery, Inc., which was acquired in 1974 by Inco Limited ("Inco"). In 1982, Inco sold the business to the Company, which (although incorporated in Delaware in 1979) commenced operations at that time.

                                USE OF PROCEEDS

     Except for the sale of the Warrant Shares upon the exercise of the Warrants, the Company is not selling any of the Warrants or Warrant Shares and will not receive any of the proceeds from the sale of the Warrants and the Warrant Shares by the Selling Securityholders. Any proceeds received by the Company upon the exercise of the Warrants will be used for general corporate purposes.

                            DESCRIPTION OF WARRANTS

     The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and American Bank National Association, as Warrant Agent (the "Warrant Agent"). In connection with the Warrant Agreement, the Company entered into a warrant registration rights agreement (the "Warrant Registration Rights Agreement") with the Initial Purchasers. Copies of the form of Warrant Agreement and Warrant Registration Rights Agreement are available to prospective investors as provided under "Available Information." The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below.

GENERAL

     Each Warrant, when exercised, entitles the holder thereof to receive 5.15 fully paid and non-assessable shares of Common Stock at an exercise price of $13.475 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants entitle the holders thereof to purchase in the aggregate 643,750 Warrant Shares, or approximately 5.5% of the Common Stock on a fully diluted basis as of the date of this Prospectus.

     The Warrants are exercisable prior to 5:00 p.m., New York City time, on March 15, 2006 (the "Expiration Date"). The exercise and transfer of the Warrants is subject to applicable federal and state securities laws.

     The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (i) at any time prior to the Expiration Date (A) by tendering Notes having a principal amount at the time of tender equal to the Exercise Price, (B) by tendering Warrants having a fair market value equal to the Exercise Price or (C) by any combination of Notes or Warrants or (ii) after March 16, 1997, in addition to the methods described above in clause (i), (A) in the form of cash or by certified or official bank check payable to the order of the Company or (B) by any combination of cash, Notes or Warrants. Upon surrender of the warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which such holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants.

     No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

     The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company. In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

     In the event of a taxable distribution to holders of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

ADJUSTMENTS

     The number of shares of Common Stock purchasable upon exercise of Warrants and the Exercise Price are subject to adjustment in certain events, including:
(i) the issuance by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined) of Common Stock, (iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or for Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock (excluding securities issued in transactions referred to in clauses
(iii) or (iv) above) and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants. The events described in clauses (v) and (vi) above are subject to certain exemptions described in the Warrant Agreement, including, without limitation, (A) certain bona fide public offerings and private placements to persons that are not affiliates of the Company and (B) Common Stock (and options exercisable therefor) issued to the Company's employees and directors under bona fide employee benefit plans in an aggregate amount not to exceed 10% of the Common Stock outstanding at the time of issuance.

     No adjustment in the Exercise Price is required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Company.

     In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

     From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants requires the written consent of the holders of a majority of the then outstanding

Warrants (excluding Warrants held by the Company or any of its affiliates). The consent of each holder of the Warrants affected is required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION OF WARRANT SHARES

     The shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") have been registered in the registration statement of which this Prospectus forms a part (the "Registration Statement"). Accordingly, so long as the Registration Statement remains effective, upon the exercise of a Warrant, the holder will receive shares of Common Stock that have been registered under the Securities Act. See "-- Registration Rights."

RESERVATION OF SHARES

     The Company has authorized and reserved for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

REPORTS

     The Warrant Agreement provides that the Company will file with the Commission and, within 15 days thereafter, furnish to the Warrant Agent and the holders of the Warrants copies of the annual and quarterly financial reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is no longer required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file comparable reports with the Commission (unless the Commission will not accept such a filing) and furnish the Warrant Agent and the holders of the Warrants with copies of such reports. In addition, the Company has agreed that, for so long as any Warrants or Warrant Shares remain outstanding and until such Warrants and Warrant Shares are registered under the Securities Act and disposed of in accordance with a registration statement or pursuant to Rule 144A under the Securities Act, the Company will furnish to the holders of the Warrants and Warrant Shares, and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

REGISTRATION RIGHTS


     Subject to applicable federal and state securities laws, the Company agreed to file a registration statement under the Securities Act covering the Warrants and the Warrant Shares and to cause such registration statement to be declared effective by the Commission. The registration statement of which this Prospectus forms a part constitutes such registration statement. The Company is obligated to keep such registration statement effective until March 15, 2006. If the Company does not comply with its registration obligations under the Warrant Registration Rights Agreement, it is required to pay liquidated damages to holders of the Warrants or Warrant Shares under certain circumstances.


ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Warrant Agreement and the Warrant Registration Rights Agreement without charge by writing to the Company at 8609 Six Forks Road, Raleigh, North Carolina 27615,
Attention: Chief Financial Officer.

                          THE SELLING SECURITYHOLDERS


     The following table sets forth, as of October 20, 1996, certain information regarding the Selling Securityholders' ownership of the Company's Common Stock and of the Warrants. Except as disclosed in the footnotes to the table, no Selling Securityholder has held any position, office or had any other material relationship with the Company or its affiliates during the past three years. The Company's Common Stock is quoted on the Nasdaq National Market. A majority of the shares of Common Stock of the Company are registered in the name of "Cede & Co." on the books of the Company's transfer agent. To the knowledge of the Company, except as disclosed in the following table, the Selling Securityholders did not own, nor have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.




                                             COMMON STOCK                                     WARRANTS
                              -------------------------------------------   ---------------------------------------------
                                BENEFICIALLY
                               OWNED PRIOR TO                               BENEFICIALLY OWNED
                                    THIS                                       PRIOR TO THIS
                               OFFERING(1)(2)                                   OFFERING(1)
                              -----------------             BENEFICIALLY    -------------------             BENEFICIALLY
                              NUMBER    PERCENT   OFFERED    OWNED AFTER     NUMBER    PERCENT    OFFERED    OWNED AFTER
       NAME OF SELLING          OF        OF        FOR     THIS OFFERING      OF         OF        FOR     THIS OFFERING
      SECURITYHOLDER(1)       SHARES    SHARES    SALE(2)     (1)(2)(3)     WARRANTS   WARRANTS    SALE        (1)(3)
----------------------------- -------   -------   -------   -------------   --------   --------   -------   -------------
Van Kampen American Capital
  High Yield Fund............  15,193      *      15,193             0        2,950       2.4%     2,950          0
Van Kampen American Capital
  Intermediate Trust Fund....   6,695      *       6,695             0        1,300       1.0      1,300          0
Van Kampen American Capital
  Limited Term High Income
  Trust......................   5,150      *       5,150             0        1,000         *      1,000          0
New England Zenith Strategic
  Bond Fund..................     515      *         515             0          100         *        100          0
Soundview Capital, Inc. .....   1,287      *       1,287             0          250         *        250          0
AIM High Yield Fund, Inc. ...  66,950      *      66,950             0       13,000      10.4     13,000          0
NASL SER Trust Strategic Bond
  Fund.......................   5,150      *       5,150             0        1,000         *      1,000          0
NAF Strategic Income Fund....   2,575      *       2,575             0          500         *        500          0
Franklin Tax-Advantaged High
  Yield Fund.................   4,635      *       4,635             0          900         *        900          0
Van Kampen American Capital
  Income Trust...............   3,863      *       3,863             0          750         *        750          0
Van Kampen American Capital
  High Income Corporate Bond
  Fund.......................  21,887      *      21,887             0        4,250       3.4      4,250          0
Cigna High Income Shares.....  20,600      *      20,600             0        4,000       3.2      4,000          0
Merrill Lynch Senior High
  Income Portfolio...........  15,450      *      15,450             0        3,000       2.4      3,000          0
Fidelity & Guaranty Life
  Insurance Company..........  25,750      *      25,750             0        5,000       4.0      5,000          0
Global Partners Income
  Fund.......................  10,300      *      10,300             0        2,000       1.6      2,000          0
Salomon Brothers High Income
  Fund.......................   5,150      *       5,150             0        1,000         *      1,000          0
Dean Witter Diversified
  Income Trust...............  20,600      *      20,600             0        4,000       3.2      4,000          0
High Income Advantage
  Trust......................   7,725      *       7,725             0        1,500       1.2      1,500          0
High Income Advantage Trust
  II.........................   9,013      *       9,013             0        1,750       1.4      1,750          0
High Income Advantage Trust
  III........................   3,862      *       3,862             0          750         *        750          0
Dean Witter Variable
  Investment Series-High
  Yield......................  10,300      *      10,300             0        2,000       1.6      2,000          0
Dean Witter High Yield
  Securities.................  20,600      *      20,600             0        4,000       3.2      4,000          0


                                             COMMON STOCK                                     WARRANTS
                              -------------------------------------------   ---------------------------------------------
                                BENEFICIALLY
                               OWNED PRIOR TO                               BENEFICIALLY OWNED
                                    THIS                                       PRIOR TO THIS
                               OFFERING(1)(2)                                   OFFERING(1)
                              -----------------             BENEFICIALLY    -------------------             BENEFICIALLY
                              NUMBER    PERCENT   OFFERED    OWNED AFTER     NUMBER    PERCENT    OFFERED    OWNED AFTER
       NAME OF SELLING          OF        OF        FOR     THIS OFFERING      OF         OF        FOR     THIS OFFERING
      SECURITYHOLDER(1)       SHARES    SHARES    SALE(2)     (1)(2)(3)     WARRANTS   WARRANTS    SALE        (1)(3)
----------------------------- -------   -------   -------   -------------   --------   --------   -------   -------------
Dean Witter High Income
  Securities.................  30,900      *      30,900             0        6,000       4.8%     6,000          0
Fidelity Advisor Annuity
  Fund: Fidelity Advisor
  Annuity High Yield Fund....   2,009      *       2,009             0          390         *        390          0
Fidelity Advisor Annuity
  Fund: Fidelity Advisor
  Annuity Income & Growth
  Fund.......................      51      *          51             0           10         *         10          0
Fidelity Advisor Series
  VIII: Fidelity Advisor
  Strategic Income Fund......   1,030      *       1,030             0          200         *        200          0
Variable Insurance Products
  Fund: High Income
  Portfolio..................  57,857      *      32,857        25,000        6,380       5.1      6,380          0
Fidelity Puritan Trust.......  21,527      *      21,527             0        4,180       3.3      4,180          0
Fidelity Advisor Series
  II: Fidelity Advisor High
  Yield Fund.................  49,981      *      49,981             0        9,705       7.8      9,705          0
Fidelity Advisor Series
  II: Fidelity Advisor Income
  & Growth Fund..............   2,318      *       2,318             0          450         *        450          0
Fidelity Global Yield
  Trust......................   3,244      *       3,244             0          630         *        630          0
Fidelity Management Trust
  Company on behalf of an
  account managed by it......  12,515      *      12,515             0        2,430       1.9      2,430          0
Lord Abbett Bond Debenture
  Fund.......................  18,179      *      18,179             0        3,530       2.8      3,530          0
Cova Bond Debenture Fund.....     103      *         103             0           20         *         20          0
Minneapolis Teachers
  Retirement Fund............   2,318      *       2,318             0          450         *        450          0
Salomon Brothers Total Return
  Fund.......................   1,030      *       1,030             0          200         *        200          0
Salomon Brothers Series
  Strategic Bond Fund........   1,287      *       1,287             0          250         *        250          0
Salomon Brothers Series High
  Yield Bond Fund............   2,575      *       2,575             0          500         *        500          0
American Investors Life......  14,163      *      14,163             0        2,750       2.2      2,750          0
Cova Series Trust High Yield
  Fund.......................   1,287      *       1,287             0          250         *        250          0
ATC/AAM High Yield Fund......   2,575      *       2,575             0          500         *        500          0
Hudson River Trust...........  15,450      *      15,450             0        3,000       2.4      3,000          0
ACM Managed Income Fund......  10,300      *      10,300             0        2,000       1.6      2,000          0
Massachusetts Mutual/Carlson
  CBO NV.....................  10,300      *      10,300             0        2,000       1.6      2,000          0
Massachusetts Mutual
  Corporate Value Partners
  Limited....................  15,450      *      15,450             0        3,000       2.4      3,000          0
Northwestern Mutual Life
  Insurance Co. General
  Account....................  64,375      *      64,375             0       12,500      10.0     12,500          0


                                             COMMON STOCK                                     WARRANTS
                              -------------------------------------------   ---------------------------------------------
                                BENEFICIALLY
                               OWNED PRIOR TO                               BENEFICIALLY OWNED
                                    THIS                                       PRIOR TO THIS
                               OFFERING(1)(2)                                   OFFERING(1)
                              -----------------             BENEFICIALLY    -------------------             BENEFICIALLY
                              NUMBER    PERCENT   OFFERED    OWNED AFTER     NUMBER    PERCENT    OFFERED    OWNED AFTER
       NAME OF SELLING          OF        OF        FOR     THIS OFFERING      OF         OF        FOR     THIS OFFERING
      SECURITYHOLDER(1)       SHARES    SHARES    SALE(2)     (1)(2)(3)     WARRANTS   WARRANTS    SALE        (1)(3)
----------------------------- -------   -------   -------   -------------   --------   --------   -------   -------------
Northwestern Mutual Life
  Insurance Co. Series
  Fund.......................  10,300      *      10,300             0        2,000       1.6%     2,000          0
Northwestern Mutual Life
  Insurance Co. Group
  Annuity....................   5,150      *       5,150             0        1,000         *      1,000          0
The Common Fund..............   2,575      *       2,575             0          500         *        500          0
BEA High Yield Fund..........   2,833      *       2,833             0          550         *        550          0
RJR Nabisco Domestic High
  Yield Fund.................   1,030      *       1,030             0          200         *        200          0
SEI Institutional Managed
  Trust......................   1,287      *       1,287             0          250         *        250          0
Donaldson, Lufkin & Jenrette
  Securities
  Corporation(4).............  21,115      *      21,115             0        4,100       3.3      4,100          0
James A. Risher.............. 333,193   3.1%         103       333,090           20         *         20          0
Marty R. Kittrell............  65,417      *         103        65,314           20         *         20          0
Warren J. Johnson............  34,219      *          51        34,168           10         *         10          0
Nicholas J. Costanza.........  49,394      *         129        49,265           25         *         25          0


---------------


 * Less than one percent. Based on 125,000 Warrants and 9,983,837 shares of Common Stock outstanding on October 20, 1996.



(1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the securities beneficially owned.


(2) Assuming the exercise of all Warrants.


(3) Assuming the sale by the Selling Securityholders of all of the Warrants offered hereby.


(4) Donaldson, Lufkin & Jenrette Securities Corporation provides investment banking services to the Company and was one of three initial purchasers in a private placement by the Company of units, each unit consisting of $1,000 principal amount at maturity of 11 1/2% senior subordinated notes, Series A, due 2006 and one Warrant. The Warrants held by Donaldson, Lufkin & Jenrette Securities Corporation were acquired from time to time after the initial placement of the units in its capacity as a broker dealer or market maker. Donaldson, Lufkin & Jenrette Securities Corporation is a registered broker dealer and may be deemed to be an underwriter within the meaning of the Securities Act of 1933 with respect to any Warrants sold by it hereunder.


     The Warrants owned by the Selling Securityholders represent all of the Warrants covered by the registration statement of which this Prospectus forms a part. Many of the Selling Securityholders acquired their Warrants on March 13, 1996, pursuant to the sale by the Company of units, each unit consisting of $1,000 principal amount at maturity of 11 1/2% senior subordinated notes, Series A, due 2006 (the "Series A Notes") and one Warrant. The Series A Notes are being exchanged for 11 1/2% senior subordinated notes, Series B, due 2006 (the "Series B Notes"), which Series B Notes have terms substantially identical to the terms of the Series A Notes. The Series B Notes and the Warrants may be traded separately.

                              PLAN OF DISTRIBUTION

     The Warrants or the Warrant Shares may be offered by the Selling Securityholders in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the Warrants or the Warrant Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Warrants or the Warrant Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, agents or dealers may acquire Warrants, Warrant Shares or interests therein as pledgees and may, from time to time, effect distributions of the Warrants, Warrant Shares or interests in such capacity.

     The Selling Securityholders, the brokers and dealers through whom sales of the Warrants or Warrant Shares are made and any agent or dealer who distributes Warrants or Warrant Shares acquired as pledgee may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Warrants or Warrant Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     The legality of the Warrants and Warrant Shares will be passed upon for the Company by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina.

                                    EXPERTS

     The audited financial statements and schedules of Exide Electronics incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Deltec incorporated in this Prospectus and registration statement by reference to the Current Report on Form 8-K/A dated July 9, 1996, except as they relate to the unaudited three-month periods ended December 31, 1994 and 1995 and except as they relate to FPS Power Systems Oy Ab, FPS Power Systems A/S, Fiskars Power Systems A/S and Fiskars Power Systems AB, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they relate to FPS Power Systems Oy Ab, FPS Power Systems A/S, Fiskars Power Systems A/S and Fiskars Power Systems AB, by KPMG, independent accountants, whose reports thereon are incorporated by reference. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Risk Factors..........................     3
The Company...........................     6
Use of Proceeds.......................     7
Description of Warrants...............     7
The Selling Securityholders...........    10
Plan of Distribution..................    13
Legal Matters.........................    13
Experts...............................    13


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                           [EXIDE ELECTRONICS LOGO]

                               EXIDE ELECTRONICS
                                  GROUP, INC.

                              WARRANTS TO PURCHASE
                               643,750 SHARES OF
                                  COMMON STOCK

                               643,750 SHARES OF
                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                          , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the expenses payable in connection with this registration statement (estimated except for the registration fee), all of which will be borne by the Company:

    Securities and Exchange Commission filing fee............................    $ 2,992
    Legal fees and expenses..................................................    $25,000
    Accountant's fees and expenses...........................................    $10,000
    Miscellaneous............................................................    $12,008
                                                                                 -------
         Total...............................................................    $50,000
                                                                                 =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the General Corporation Law of the state of Delaware ("Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, Delaware Law does not permit indemnification of any action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Article 11 of the Company's Certificate of Incorporation and Article 10 of the Company's Bylaws provide, under certain circumstances, for the indemnification of the Company's present or former directors, officers, employees, agents and persons who, at the request of the Company, are or were serving in a similar capacity for another corporation or entity. These Articles also allow the Board of Directors to purchase and maintain insurance on behalf of the Company's present or former directors, officers or persons who are or were serving at the request of the Company as a director or officer of another corporation or entity.

ITEM 16. EXHIBITS.

     (a) Exhibits

EXHIBIT NO.                                          DESCRIPTION
-----------       ---------------------------------------------------------------------------------
   2.1        --  Stock Purchase Agreement by and between Exide Electronics Group, Inc. and Fiskars
                  Oy Ab, Fiskars Holdings, Inc. and Deltec Power Systems, Inc., dated November 16,
                  1995 (filed as Exhibit 10 to the Company's Form 8-K, File No. 000-18106, filed on
                  November 17, 1995 and incorporated herein by reference).
   2.2        --  Letter Agreement to Amend Stock Purchase Agreement by and between Exide
                  Electronics Group, Inc. and Fiskars Oy Ab, Fiskars Holdings, Inc. and Deltec
                  Power Systems, Inc., dated February 9, 1996 (filed as Exhibit 10.2 to the
                  Company's Form 8-K, File No. 000-18106, filed on February 21, 1996 and incorporated herein by reference).

EXHIBIT NO.                                          DESCRIPTION
-----------       ---------------------------------------------------------------------------------
   4.1        --  Indenture, dated as of March 13, 1996, among the Company, the Guarantors (as defined therein) and American Bank National Association, as trustee, relating to
                  $125,000,000 principal amount of 11 1/2% Senior Subordinated Notes due 2006
                  (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4, File
                  No. 333-2471, and incorporated by reference herein).
   4.2        --  Form of 11 1/2% Series A and Series B Senior Subordinated Notes due 2006 (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-4, File No.
                  333-2471, and incorporated by reference herein).
   4.3        --  Registration Rights Agreement, dated as of March 13, 1996, among the Company, the
                  Guarantors (as defined therein) and the Initial Purchasers (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-4, File No. 333-2471, and
                  incorporated by reference herein).
   4.4        --  Warrant Agreement, dated as of March 13, 1996, between the Company and American
                  Bank National Association, as warrant agent, relating to 125,000 Warrants to purchase in the aggregate 643,750 shares of Common Stock (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-4, File No. 333-2471, and
                  incorporated by reference herein).
   4.5        --  Warrant Registration Rights Agreement, dated March 13, 1996, between the Company and the Initial Purchasers (filed as Exhibit 4.5 to the Company's Registration
                  Statement on Form S-4, File No. 333-2471, and incorporated by reference herein).
   4.6        --  Stockholder Agreement, dated March 13, 1996, between the Company and Fiskars Oy
                  Ab (filed as Exhibit 4.6 to the Company's Registration Statement on Form S-4,
                  File No. 333-2471, and incorporated by reference herein).
   4.7        --  Form of Certificate of Designation of the Series G Preferred Stock of the Company
                  (filed as attachment to Schedule 2.1(d) of Exhibit 10.2 to the Company's Form
                  8-K/A, File No. 000-18106, filed on March 22, 1996 and incorporated herein by reference).
   4.8        --  Rights Agreement, dated as of November 25, 1992, by and between Exide Electronics
                  Group, Inc. and First Union National Bank of North Carolina (filed as Exhibit 1 to the Company's Current Report on Form 8-K, File No. 000-18106, for the event on
                  November 25, 1992 and incorporated by reference herein).
   4.9        --  Stockholder Agreement between Exide Electronics and Duquesne Enterprises, Inc., dated August 25, 1994, including amendments by a letter agreement dated December
                  14, 1994 and a letter agreement dated January 4, 1995 (filed as Exhibit 2.4 to
                  Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and
                  incorporated by reference herein).
   4.10       --  Stockholder Agreement between Exide Electronics and Shenkman Capital Management,
                  Inc., dated August 25, 1994, including an Amendment Agreement dated December 14,
                  1994 and an Amendment Agreement dated January 4, 1995 (filed as Exhibit 2.5 to
                  Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and
                  incorporated by reference herein).
   4.11       --  Registration Rights Agreement between Exide Electronics Group, Inc. and Gilbert
                  Stuart Goodchild, dated September 29, 1994 (filed as Exhibit 4.1 to Exide
                  Electronics' Registration Statement on Form S-3, File No. 33-63969, and
                  incorporated by reference herein).
   4.12       --  Registration Rights Agreement between Exide Electronics Group, Inc. and Carol
                  Elizabeth Amans, dated September 29, 1994 (filed as Exhibit 4.2 to Exide
                  Electronics' Registration Statement on Form S-3, File No. 33-63969, and
                  incorporated by reference herein).
   4.13       --  Registration Rights Agreement between Exide Electronics Group, Inc. and Tony
                  Peter Stuart Goodchild, dated September 29, 1994 (filed as Exhibit 4.3 to Exide
                  Electronics' Registration Statement on Form S-3, File No. 33-63969, and
                  incorporated by reference herein).
   4.14       --  Registration Rights Agreement by and among Exide Electronics, Duquesne and
                  Shenkman Investment Partners L.P., dated as of January 5, 1995 (filed as Exhibit
                  4.7 to Exide Electronics' Registration Statement on Form S-3, File No. 33-88466,
                  and incorporated by reference herein).

EXHIBIT NO.                                          DESCRIPTION
-----------       ---------------------------------------------------------------------------------
   5.1*       --  Opinion of Smith Helms Mulliss & Moore, L.L.P., regarding the legality of the
                  Warrants and Warrant Shares.
  23.1*       --  Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1 hereof).
  23.2*       --  Consent of Arthur Andersen LLP.
  23.3*       --  Consent of Price Waterhouse LLP.
  23.4(a)*    --  Consent of KPMG as.
  23.4(b)*    --  Consent of KPMG C. Jespersen.
  23.4(c)*    --  Consent of KPMG WIDERI OY AB.
  23.4(d)*    --  Consent of KPMG Bohlins AB.
  24.1        --  Power of Attorney (included on the signature page of this registration statement).


---------------

* Filed herewith. All other exhibits are incorporated herein by reference or were included in the first filing of this registration statement, as the case may be.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on November 1, 1996.


                                          EXIDE ELECTRONICS GROUP, INC.

                                          By:      /s/  JAMES A. RISHER
                                            ------------------------------------
                                                      James A. Risher
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                              TITLE                    DATE
---------------------------------------------  --------------------------  -------------------
           /s/  CONRAD A. PLIMPTON             Chairman of the Board of     November 1, 1996
---------------------------------------------    Directors
             Conrad A. Plimpton*

             /s/  LANCE L. KNOX                Vice Chairman of the Board   November 1, 1996
---------------------------------------------    of Directors
               Lance L. Knox*

           /s/  MARTY R. KITTRELL              Vice President, Chief        November 1, 1996
---------------------------------------------    Financial Officer, and
              Marty R. Kittrell                  Treasurer (Principal
                                                 Accounting Officer)
            /s/  JAMES A. RISHER               Director                     November 1, 1996
---------------------------------------------
               James A. Risher

           /s/  WAYNE L. CLEVENGER             Director                     November 1, 1996
---------------------------------------------
             Wayne L. Clevenger*

             /s/  RON E. DOGGETT               Director                     November 1, 1996
---------------------------------------------
               Ron E. Doggett*

            /s/  JAMES E. FOWLER               Director                     November 1, 1996
---------------------------------------------
              James E. Fowler*

          /s/  DAVID J. MCLAUGHLIN             Director                     November 1, 1996
---------------------------------------------
            David J. McLaughlin*

             /s/  CHIAKI TANAKA                Director                     November 1, 1996
---------------------------------------------
               Chiaki Tanaka*
                                               Director
---------------------------------------------
              Stig G. Stendahl
                                               Director
---------------------------------------------
                Ralf R. Boer

* By:
      ---------------------------------------
            Marty R. Kittrell,
             Attorney-in-Fact



                                 EXHIBIT INDEX

EXHIBIT NO.                                          DESCRIPTION
-----------       ---------------------------------------------------------------------------------
   2.1        --  Stock Purchase Agreement by and between Exide Electronics Group, Inc. and Fiskars
                  Oy Ab, Fiskars Holdings, Inc. and Deltec Power Systems, Inc., dated November 16,
                  1995 (filed as Exhibit 10 to the Company's Form 8-K, File No. 000-18106, filed on
                  November 17, 1995 and incorporated herein by reference).
   2.2        --  Letter Agreement to Amend Stock Purchase Agreement by and between Exide
                  Electronics Group, Inc. and Fiskars Oy Ab, Fiskars Holdings, Inc. and Deltec
                  Power Systems, Inc., dated February 9, 1996 (filed as Exhibit 10.2 to the
                  Company's Form 8-K, File No. 000-18106, filed on February 21, 1996 and incorporated herein by reference).
   4.1        --  Indenture, dated as of March 13, 1996, among the Company, the Guarantors (as defined therein) and American Bank National Association, as trustee, relating to
                  $125,000,000 principal amount of 11 1/2% Senior Subordinated Notes due 2006
                  (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4, File
                  No. 333-2471, and incorporated by reference herein).
   4.2        --  Form of 11 1/2% Series A and Series B Senior Subordinated Notes due 2006 (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-4, File No.
                  333-2471, and incorporated by reference herein).
   4.3        --  Registration Rights Agreement, dated as of March 13, 1996, among the Company, the
                  Guarantors (as defined therein) and the Initial Purchasers (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-4, File No. 333-2471, and
                  incorporated by reference herein).
   4.4        --  Warrant Agreement, dated as of March 13, 1996, between the Company and American
                  Bank National Association, as warrant agent, relating to 125,000 Warrants to purchase in the aggregate 643,750 shares of Common Stock (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-4, File No. 333-2471, and
                  incorporated by reference herein).
   4.5        --  Warrant Registration Rights Agreement, dated March 13, 1996, between the Company and the Initial Purchasers (filed as Exhibit 4.5 to the Company's Registration
                  Statement on Form S-4, File No. 333-2471, and incorporated by reference herein).
   4.6        --  Stockholder Agreement, dated March 13, 1996, between the Company and Fiskars Oy
                  Ab (filed as Exhibit 4.6 to the Company's Registration Statement on Form S-4,
                  File No. 333-2471, and incorporated by reference herein).
   4.7        --  Form of Certificate of Designation of the Series G Preferred Stock of the Company
                  (filed as attachment to Schedule 2.1(d) of Exhibit 10.2 to the Company's Form
                  8-K/A, File No. 000-18106, filed on March 22, 1996 and incorporated herein by reference).
   4.8        --  Rights Agreement, dated as of November 25, 1992, by and between Exide Electronics
                  Group, Inc. and First Union National Bank of North Carolina (filed as Exhibit 1 to the Company's Current Report on Form 8-K, File No. 000-18106, for the event on
                  November 25, 1992 and incorporated by reference herein).
   4.9        --  Stockholder Agreement between Exide Electronics and Duquesne Enterprises, Inc., dated August 25, 1994, including amendments by a letter agreement dated December
                  14, 1994 and a letter agreement dated January 4, 1995 (filed as Exhibit 2.4 to
                  Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and
                  incorporated by reference herein).
   4.10       --  Stockholder Agreement between Exide Electronics and Shenkman Capital Management,
                  Inc., dated August 25, 1994, including an Amendment Agreement dated December 14,
                  1994 and an Amendment Agreement dated January 4, 1995 (filed as Exhibit 2.5 to
                  Exide Electronics' Registration Statement on Form S-4, File No. 33-88324, and
                  incorporated by reference herein).

EXHIBIT NO.                                          DESCRIPTION
-----------       ---------------------------------------------------------------------------------
   4.11       --  Registration Rights Agreement between Exide Electronics Group, Inc. and Gilbert
                  Stuart Goodchild, dated September 29, 1994 (filed as Exhibit 4.1 to Exide
                  Electronics' Registration Statement on Form S-3, File No. 33-63969, and
                  incorporated by reference herein).
   4.12       --  Registration Rights Agreement between Exide Electronics Group, Inc. and Carol
                  Elizabeth Amans, dated September 29, 1994 (filed as Exhibit 4.2 to Exide
                  Electronics' Registration Statement on Form S-3, File No. 33-63969, and
                  incorporated by reference herein).
   4.13       --  Registration Rights Agreement between Exide Electronics Group, Inc. and Tony
                  Peter Stuart Goodchild, dated September 29, 1994 (filed as Exhibit 4.3 to Exide
                  Electronics' Registration Statement on Form S-3, File No. 33-63969, and
                  incorporated by reference herein).
   4.14       --  Registration Rights Agreement by and among Exide Electronics, Duquesne and
                  Shenkman Investment Partners L.P., dated as of January 5, 1995 (filed as Exhibit
                  4.7 to Exide Electronics' Registration Statement on Form S-3, File No. 33-88466,
                  and incorporated by reference herein).
   5.1*       --  Opinion of Smith Helms Mulliss & Moore, L.L.P., regarding the legality of the
                  Warrants and Warrant Shares.
  23.1*       --  Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1 hereof).
  23.2*       --  Consent of Arthur Andersen LLP.
  23.3*       --  Consent of Price Waterhouse LLP.
  23.4(a)*    --  Consent of KPMG as.
  23.4(b)*    --  Consent of KPMG C. Jespersen.
  23.4(c)*    --  Consent of KPMG WIDERI OY AB.
  23.4(d)*    --  Consent of KPMG Bohlins AB.
  24.1        --  Power of Attorney (included on the signature page of this registration statement).


---------------

* Filed herewith. All other exhibits are incorporated herein by reference or were included in the first filing of this registration statement, as the case may be.